UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/20/2004

Wells Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-107066

MD	20-0068852
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-243-8598
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.01.    Completion of Acquisition or Disposition of Assets

Acquisition of the Emerald Point Building

On October 14, 2004, Wells Real Estate Investment Trust II, Inc. (the "Registrant") purchased a four-story office building containing approximately 194,000 rentable square feet (the "Emerald Point Building"). The Emerald Point Building is located on an approximate 9.9-acre parcel of land at 5130 Hacienda Drive in Dublin, California. The purchase price of the Emerald Point Building was approximately $44.0 million, plus closing costs. The acquisition was funded with net proceeds raised from the Registrant's ongoing offering of public stock and with proceeds from the Registrant's $430.0 million line of credit with Bank of America, N.A. The Emerald Point Building was purchased from CSDV, Limited Partnership, which is not affiliated with the Registrant, its subsidiaries or Wells Capital, Inc. (the "Advisor").

The Emerald Point Building, which was completed in 1999, is leased to SBC Advanced Solutions, Inc. ("SBC Advanced Solutions") (approximately 75%) and Franklin Templeton Corporate Services, Inc. ("Franklin Templeton") (approximately 25%).

SBC Advanced Solutions, a subsidiary of SBC Communications, Inc. ("SBC"), sells DSL transport on a wholesale basis to unaffiliated Internet service providers who use it to provide high-speed DSL Internet access services to their customers. SBC, which is traded on the New York Stock Exchange and is guarantor of the SBC Advanced Solutions lease, is a holding company whose subsidiaries, operating under the SBC brand, provide a full range of voice, data, networking, e-business, directory publishing and advertising, and related services to businesses, consumers and other telecommunications providers. SBC holds a 60 percent ownership interest in Cingular Wireless, which serves 25 million wireless customers. SBC employs approximately 167,000 people and reported a net worth, as of June 30, 2004, of approximately $39.3 billion.

Franklin Templeton is a wholly owned subsidiary of Franklin Resources, Inc. ("Franklin Resources"), a global investment organization operating as Franklin Templeton Investments. Franklin Resources, which is traded on the New York Stock Exchange and is guarantor of the Franklin Templeton lease, provides a broad range of investment advisory, investment management and related services to open-end investment companies, including their own family of retail mutual funds, institutional accounts, high net-worth families, individuals and separate accounts in the United States and internationally. Franklin Resources employs approximately 6,500 people and reported a net worth, as of June 30, 2004, of approximately $4.9 billion.

The current aggregate annual base rent for SBC Advanced Solutions and Franklin Templeton is approximately $5.7 million. The current weighted average remaining lease term for SBC Advanced Solutions and Franklin Templeton is approximately 5.5 years. SBC Advanced Solutions and Franklin Templeton have the right, at their option, to extend the initial terms of their leases for two five-year periods. SBC Advanced Solutions has the right of first offer on the fourth-floor space currently occupied by Franklin Templeton. SBC Advanced Solutions has an early termination option effective August 2007 for a termination fee equal to the sum of unamortized tenant improvements and leasing commissions.

The Registrant does not intend to make significant renovations or improvements to the Emerald Point Building in the near term. Management believes that the Emerald Point Building is adequately insured.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 13, 2004, the Registrant drew down approximately $34.3 million from its existing $430.0 million credit facility with Bank of America, N.A. to fund the acquisition of the Emerald Point Building. Following this draw, approximately $308.4 million is currently outstanding under the credit facility. Borrowings under the credit facility bear interest at LIBOR plus 225 basis points or the base rate plus 50 basis points, at the Registrant's option. The base rate for any day is the higher of the Federal Funds Rate for such day plus 50 basis points or Bank of America's prime rate for such day. Under the terms of the credit facility, the Registrant is required to repay outstanding principal and accrued interest by November 11, 2004. The Registrant is able to extend this initial maturity date by an additional 180 days if the Registrant seeks an extension and meets the related conditions set forth in the agreement. During the initial 180-day term, the agreement allows the Registrant to borrow up to 70% of the aggregate cost of the subset of lender-approved properties with an aggregate average occupancy rate of 85% (the "Borrowing Base"). Based on the value of the Borrowing Base properties, the Registrant has approximately $121.6 million in remaining capacity under the $430.0 million credit facility. The credit facility is secured by mortgages on all lender-approved properties; however, only some of the mortgages are recorded in the property records. In the event the Registrant is in default under the facility, the lender may elect to record all of the mortgages and foreclose.

Item 9.01.    Financial Statements and Exhibits

(a)            Financial Statements. Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before December 28, 2004, by amendment to this Form 8-K.

(b)        Pro Forma Financial Information. See Paragraph (a) above.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: October 20, 2004.	By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President